J.M. Walker & Associates

Attorneys at Law

7841 South Garfield Way

Centennial, CO 80122

jmwlkr85@gmail.com

Telephone: 303-850-7637

Facsimile: 303-482-2731

November 7, 2013

PMX Communities, Inc.

Re:

Opinion of Counsel - Registration Statement on Form S-8

Gentleman:

I have acted as counsel for PMX Communities, Inc., in connection with the preparation and filing of the Company's registration statement on Form S-8 under the Securities Act of 1933, as amended, relating to 5,500,000 shares of the Company's common stock, .0001 par value, issuable pursuant to the amended and restated PMX Communities, Inc. 2011 Stock Awards Plan.  I have examined the certificate of incorporation, as amended, and the by-laws of the Company and all amendments thereto, the registration statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

Based on the foregoing examination, I am of the opinion that the common shares issuable under the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non assessable.

Further, I consent to the filing of this opinion as an exhibit to the registration statement.

Very truly yours,

J.M. Walker & Associates

/s/ Jody M. Walker

Jody M. Walker Attorney-At-Law